Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-234811, 333-253588, 333-267004, and 333-268008) on Forms S-1 and (Nos. 333-193516, 333-201229, 333-207314, 333-214429, 333-220918, 333-228886, 333- 235715, 333-252133, and 333-261918) on Forms S-8 of our report dated December 28, 2022, relating to the consolidated financial statements of Arch Therapeutics, Inc. and Subsidiary (the Company), appearing in this Annual Report on Form 10-K as of and for the years ended September 30, 2022 and 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Baker Tilly US, LLP

Tewksbury, Massachusetts

December 28, 2022